CERTIFICATE OF DESIGNATION OF

SERIES D CONVERTIBLE PREFERRED STOCK

 OF ECCO ENERGY CORP.

Pursuant to Section 78.195 of the Nevada Revised Statutes, ECCO Energy Corp., a Nevada corporation (the “Corporation”), does hereby certify that pursuant to authority contained in the Restated Articles of Incorporation of the Corporation filed with the Nevada Secretary of State on January 19, 2006, the Corporation's Board of Directors has duly adopted the following resolutions designating  303,936 of the 10,000,000 shares of preferred stock, $0.001 par value, as Series D Convertible Preferred Stock (the “Series D Convertible Preferred Stock”) that shall contain the following designations and preferences. In accordance with the terms and provisions of the First Amended Certificate of Designation of Series B Convertible Preferred Stock and the Certificate of Designation of Series C Convertible Preferred Stock requiring the approval of the holders of at least 2/3’s of the outstanding Series B Convertible Preferred Stock and the outstanding Series C Convertible Preferred Stock of the issuance of any series of stock ranking on seniority or parity with the Series B Convertible Preferred Stock or Series C Convertible Preferred Stock as to dividend or liquidation rights or having a right to vote on any matter, the Corporation has received the approval of at least 2/3’s of the holders of the Series B Convertible Preferred Stock and the Series C Convertible Preferred Stock regarding the issuance of the  303,936 shares of Series D Convertible Preferred Stock.

Series D Convertible Preferred Stock

The Series D Convertible Preferred Stock has been authorized by the Board of Directors of the Corporation as a new series of preferred stock, which ranks in parity as to dividends and liquidation rights with the Series B Preferred Stock and the Series C Preferred Stock. So long as any Series D Convertible Preferred Stock is outstanding, the Corporation is prohibited from issuing any series of stock having rights senior to the Series D Convertible Preferred Stock (“Senior Stock”), without the approval of the holders of 2/3’s of the outstanding Series D Convertible Preferred Stock. Additionally, so long as any Series D Convertible Preferred Stock is outstanding, the Corporation may not, without the approval of the holders of at least 2/3’s of the outstanding Series D Convertible Preferred Stock, issue any series of stock ranking on parity with the Series D Convertible Preferred Stock (“Parity Stock”).

(a) Designation and Amount.  Of the 10,000,000 authorized shares of Preferred Stock, $.001 par value per share,  303,936 shares are hereby designated “Series D Convertible Preferred Stock” and possess the rights and preferences set forth below.

(b) Initial Value.  The initial value of each share of Series D Convertible Preferred Stock (the “Series D Initial Value”) is $5.00.

(c) Dividends.  The holders of the then outstanding shares of Series D Convertible Preferred Stock shall be entitled to receive, in preference to the holders of any other shares of capital stock of the Corporation other than the holders of the Series B and Series C preferred stock, cumulative cash dividends out of funds legally available therefor (the “Series D Dividends”), at a per share rate equal to eight percent (8%) per annum of the Series D Initial Value (based on a 365 day year).  If any dividends are declared on the Series B, Series C or Series D stock, they shall be paid pro rata among the holders of all such series.  The Series D Dividends shall accrue on the Series D Convertible Preferred Stock commencing on the date of original issuance thereof. All Series D Dividends shall be cumulative, whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Dividends paid on shares of Series D Convertible Preferred Stock in an amount less than the total amount of such dividends at the time accumulated and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. Unless full cumulative dividends on the Series D Convertible Preferred Stock  have been paid, dividends may not be paid, nor declared, nor shall sums be set aside for payment thereof, and other distributions may not be made upon the common stock (“Common Stock”) or other shares of capital stock of the Corporation.

(d)           Liquidation.  Upon occurrence of a liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary (any such event, a “Liquidating Event”), each holder of shares of Series D Convertible Preferred Stock will be entitled to receive , before any distribution of assets is made to holders of common stock or any other stock of the Corporation other than the holders of the Series B and Series C Convertible Preferred Stock ranking junior to the Series D Preferred Stock as to dividends or liquidation rights,  an amount per share of Series D Convertible Preferred Stock (this amount, the “Series D Liquidation Amount”) equal to 100% of the Series D Initial Value plus the amount of any accrued but unpaid Series D Dividends due thereon for each share up to the date fixed for distribution. Distributions to the holders of the Series B, Series C and Series D Convertible Preferred Stock shall be on a pro rata basis.  After payment of the full Series D Liquidation Amount, holders of shares of Series D Convertible Preferred Stock will not be entitled to participate any further in any distribution of assets by the Corporation.

Subject to applicable law, any non-cash assets of the Corporation that are legally available for distribution upon liquidation, dissolution, or winding up of the Corporation must be promptly liquidated by a liquidating trust or similar entity.

(e)  Conversion. Each share of Series D Convertible Preferred Stock shall be convertible at anytime at the option of the holder thereof into that number of fully paid and nonassessable shares of Common Stock determined by dividing the Series D Initial Value plus the amount of accrued and unpaid dividends due thereon by the Conversion Price in effect on the date of the conversion.  To convert the Series D Convertible Preferred Stock, the holder thereof shall provide written notice to the Corporation via facsimile and overnight courier setting forth the number of shares of Series D Convertible Preferred Stock being converted, the holder’s calculation for number of shares of Common Stock based upon the Conversion Price, and delivery instructions together with certificates evidencing the shares of Series D Convertible Preferred Stock being converted (the “Conversion Notice”). The initial Conversion Price shall be $5.00 per share. The Conversion Price and the number of shares of stock or other securities or property into which the Series D Convertible Preferred Stock is convertible are subject to adjustment from time to time as follows:

(1)                 Reorganization, Merger or Sale of Assets.  If at any time while the Series D Convertible Preferred Stock is outstanding there shall be (i) a reorganization (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for herein), (ii) a merger or consolidation with or into another corporation in which the Corporation is not the surviving entity, or a reverse triangular merger in which the Corporation is the surviving entity but the shares of the Corporation’s capital stock outstanding immediately prior to the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (iii) a sale or transfer of the Corporation’s properties and assets as, or substantially as, an entirety to any other person, then, as a part of such reorganization, merger, consolidation, sale or transfer, lawful provision shall be made so that a holder of Series D Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of the Series D Convertible Preferred Stock the number of shares of stock or other securities or property of the successor corporation resulting from such reorganization, merger, consolidation, sale or transfer that a holder of the shares deliverable upon conversion of the Series D Convertible Preferred Stock would have been entitled to receive in such reorganization, consolidation, merger, sale or transfer if the Series D Convertible Preferred Stock had been converted immediately before such reorganization, merger, consolidation, sale or transfer, all subject to further adjustment as provided in this Section (e). The foregoing provisions of this Section (e)(1) shall similarly apply to successive reorganizations, consolidations, mergers, sales and transfers and to the stock or securities of any other corporation that are at the time receivable upon the conversion of the Series D Convertible Preferred Stock. If the per-share consideration payable to the Corporation for shares in connection with any such transaction is in a form other than cash or marketable securities, then the value of such consideration shall be determined in good faith by the Board of Directors of the Corporation. In all events, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions of the Series D Convertible Preferred Stock with respect to the rights and interests of the Corporation after the transaction, to the end that the provisions of the Series D Convertible Preferred Stock shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon conversion of the Series D Convertible Preferred Stock.

(2)                 Reclassification. If the Corporation, at any time while the Series D Convertible Preferred Stock, or any portion thereof, remains outstanding, by reclassification of securities or otherwise, shall change any of the securities as to which conversion rights under the Series D Convertible Preferred Stock exist into the same or a different number of securities of any other class or classes, the Series D Convertible Preferred Stock shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the conversion rights under the Series D Convertible Preferred Stock immediately prior to such reclassification or other change and number of shares received upon such conversion shall be appropriately adjusted.

(3)                 Split, Subdivision or Combination of Shares.  If the Corporation at any time while the Series D Convertible Preferred Stock, or any portion thereof, remains outstanding shall split, subdivide or combine the securities as to which conversion rights under the Series D Convertible Preferred Stock exist, into a different number of securities of the same class, the Conversion Price shall be proportionately decreased in the case of a split or subdivision or proportionately increased in the case of a combination.

(4)                 Adjustments for Dividends in Stock or Other Securities or Property.  If while the Series D Convertible Preferred Stock, or any portion hereof, remains outstanding the holders of the securities as to which conversion rights under the Series D Preferred Stock exist at the time shall have received, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefor, other or additional stock or other securities or property (other than cash) of the Corporation by way of dividend, then and in each case, the Series D Convertible Preferred Stock shall represent the right to acquire upon conversion, in addition to the number of shares of the security receivable upon conversion of the Series D Convertible Preferred Stock, and without payment of any additional consideration therefor, the amount of such other or additional stock or other securities or property (other than cash) of the Corporation that such holder would hold on the date of such conversion had it been the holder of record of the security receivable upon conversion of the Series D Convertible Preferred Stock on the date hereof and had thereafter, during the period from the date hereof to and including the date of such conversion, retained such shares and/or all other additional stock, other securities or property as aforesaid during such period, giving effect to all adjustments called for during such period by the provisions of this Section (e).

(f)           Redemption Option Upon Triggering Event. In addition to all other rights of the holders of Series D Convertible Preferred Stock contained herein, commencing upon the occurrence of a Triggering Event (as defined below), the Corporation shall have the obligation to redeem on a pro-rata basis, but only for cash, in an amount equal to  thirty and 19/100 (30.19%) percent of  all proceeds received by the Corporation under the provisions of that certain Farmout Agreement between the Corporation and Jurasin Oil & Gas, Inc. (the “Farmout Agreement”) dated January 11, 2008 (“Proceeds”) from the Property (as defined below), all or a portion of the holder’s shares of Series D Convertible Preferred Stock at a price per share of Series D Convertible Preferred Stock equal to the Liquidation Amount (for this purpose, the “Redemption Price”). “Triggering Event” shall be the date on which the Corporation first receives Proceeds. The Property shall mean the Corporation’s interest in State of Louisiana Lease No. 1337 (“Lease No. 1337”) located in St. Mary and Terrebonne Parishes in Louisiana.

In the event that the Triggering Event has not occurred within nine (9) months from the date of the filing of this designation with the Secretary of State of the State of Nevada or after the Triggering Event no redemptions have occurred for a period of three (3) consecutive calendar months, the Corporation shall have the obligation to redeem on a pro-rata basis, but only for cash, in an amount equal to thirty and 19/100 (30.19%) percent of all net proceeds received by the Corporation from the Property.  The term “Net Proceeds” as used in the previous sentence shall be the total receipts by the Corporation less any royalty, overriding royalty, net profits, severance and ad valorem taxes and reasonable lease operating expenses and capital costs attributable to the Property which are usual and customary in the industry.  Should the Corporation develop the mineral interests which are subject to the Farmout Agreement in whole or in part and/or enter into a subsequent development arrangement to develop such mineral interests after the termination of the Farmout Agreement, the Corporation shall have the obligation to redeem on a pro-rata basis, but only for cash, in an amount equal to thirty and 19/100 (30.19%) percent of all proceeds received by the Corporation under such development and/or under the provisions of such development arrangement.  The Corporation binds and obligates itself to incur no other obligations that would impair its ability to perform its redemption obligations hereunder until all shares of Series D Convertible Preferred Stock are redeemed and/or converted in accordance herewith.  In order to secure its redemption obligations, the Corporation hereby grants a security interest in the form of a collateral assignment in favor of the holders of the Series D Convertible Preferred Stock in an undivided thirty and 19/100 (30.19%) percent interest in and to all of the right, title and interest of the Corporation in and under the Farmout Agreement, any future development agreement and/or otherwise in and under Lease No. 1337 (the “Collateral”).  Upon a default in the performance of its redemption obligations hereunder, the Corporation agrees that the holders of the Series D Convertible Preferred Stock may obtain direct payment from Jurasin Oil & Gas, Inc., its successors and assigns under Lease No. 1337 and/or all purchasers of production from the Property, of all redemption sums due hereunder by the Corporation, until all of the shares of Series D Convertible Preferred Stock have been redeemed.  Anything herein to the contrary notwithstanding, in the event of the liquidation of the Corporation, the holders of the Series D Convertible Preferred Stock shall be entitled to acquire the Collateral for full redemption of the Series D Convertible Preferred Stock.

      Within one (1) day after the occurrence of the Triggering Event, the Corporation shall deliver written notice thereof via facsimile and overnight courier (“Notice of Triggering Event”) to the holder of the Series D Convertible Preferred Stock. Ninety days from the date of the Notice of Triggering Event (the “Initial Ninety Day Period”) and continuing thereafter on a ninety-day basis, the Corporation shall deliver written notice to the holder of the Series D Convertible Preferred Stock of its intent to redeem the Series D Convertible Preferred Shares (the “Notice of Intent to Redeem”). The Notice of Intent to Redeem shall indicate: (i) the amount of Proceeds received by the Corporation within the applicable Initial or subsequent Ninety Day Period ; (ii) the intent of the Corporation to redeem on a pro-rata basis for cash the number of shares of Series D Convertible Preferred Stock equal to 30.19% of the  Proceeds; and (iii) the Redemption Price.  Upon receipt by the holder of each Notice of Intent to Redeem, such holder shall have ten (10) days from the date of receipt of such  Notice of Intent to Redeem to exercise its rights to convert its Series D Convertible Preferred Stock into shares of the Corporation’s common stock in accordance with Section (e) above.  If no Conversion Notice is received by the corporation within said ten day period, the Corporation shall redeem those shares of the Series D Convertible Preferred Stock set forth in such  Notice of Intent to Redeem.

If the Corporation shall fail to timely redeem such number of the Series D Convertible Preferred Stock as provided herein, in addition to any remedy the  holders of Series D Convertible Preferred Stock may have under this Certificate of Designation, the Redemption Price payable in respect of such unredeemed Series D Convertible Preferred Stock shall bear interest at the rate of 2.0% per month (prorated for partial months) until paid in full.

 (g)           Voting Rights. Except as provided by the Nevada Revised Statutes, the holders of the Series D Convertible Preferred Stock will have no voting rights except as required by law.

The determination of the designation, preferences and the relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, relating to the Series D Convertible Preferred Stock, was duly made by the Board of Directors pursuant to the provisions of the Restated Articles of Incorporation of the Corporation, and in accordance with the provisions of Section 78-1955 of the Nevada Revised Statutes.

IN WITNESS WHEREOF, the Corporation has caused this Designation to be executed this ______ day of March, 2008.

ECCO ENERGY CORP.

By: _______________________________
      Samuel Skipper, President and Chief
      Executive Officer